Exhibit 99.3

BALLOON PROMISSORY NOTE

$5,000,000	April 1, 2020
Harris County, Texas

FOR VALUE RECEIVED, CUI GLOBAL, INC., a Colorado corporation (“Maker”), will pay to the order of BRANDON S. MARTIN, SR. (hereinafter together with any holder hereof, called “Holder”), at 1924 Aldine Western Road, Houston, TX 77038, or at such other place as the Holder may from time to time designate in writing, the principal sum of Five Million Dollars and 00/100 Dollars ($5,000,000), upon the following terms:

1.     Payment Terms. Principal and interest hereunder shall be payable to Holder in lawful money of the United States of America at the address of Holder specified above, or at such other place as Holder may designate in writing. All principal and interest shall be due and payable on November 1, 2021.

a.     Interest shall accrue at the rate of six percent (6%) per annum. Interest shall be calculated on a 365-day year based on actual days elapsed and shall be payable on the outstanding principal balance due and owing from time to time.

b.     Interest shall be payable on a calendar year quarterly basis on or before the 15th day following the end of each calendar year quarter (i.e. March 31st, June 30th, September 30th, and December 31st), following the issuance date of this Note.

c.     There shall be a ten (10) day grace period for each payment. A five percent (5%) late fee will be added to any payments made outside the grace period.

2.     Prepayment. Maker shall be entitled to prepay this Note in whole or in part at any time without penalty or permission.

3.     Default. An Event of Default shall be deemed to have occurred hereunder upon the occurrence of any of the following events which is not cured within ten (10) days after written notice via Federal Express, UPS or other overnight courier service with next business day delivery is sent by Holder to Maker: (a) the Maker's failure to pay any principal or other amounts hereunder when due and payable; or (b) the commencement of any bankruptcy, receivership or insolvency proceedings by Maker, or if commenced against Maker and not discharged within 10 days, or if an order for relief is entered against Maker by the appropriate bankruptcy court.

If any Event of Default shall occur, all then outstanding principal hereunder, all accrued and unpaid interest hereunder and all other amounts payable under this Note shall be accelerated and shall be immediately due and payable without presentment, further demand, protest or further notice of any kind, all of which are hereby expressly waived by the Maker. Upon the occurrence of any Event of Default, the outstanding principal of this Note shall bear interest at the highest legal rate permissible under the laws of the state of Texas. In no event shall the amount of interest due or payments in the nature of interest payable hereunder exceed the maximum contract rate of interest allowed by applicable Texas law, and in the event any such payment is paid by Holder or received by the Holder, then such excess sum shall be credited as a payment of principal, unless Maker shall notify the Holder, in writing, that the undersigned elects to have such excess sum returned to it forthwith.

4.     Subordination. This Note is subordinated in right of payment to all bank and other institutional indebtedness of Maker outstanding from time to time (including any guarantees by Maker) relating to any of its or its subsidiaries’ properties, including any financings or refinancings after the date hereof, but is not subordinated to trade debt. By accepting this Note, Maker hereby agrees to enter into any subordination agreement or further documentation reasonably required by Maker’s lenders. In this regard, Maker may defer payment under this Note if making such principal or interest payment would cause Maker not to be in compliance with the covenants contained in any of Maker’s loans or other commercial financing arrangements after giving effect to the payment or delivery of such payment under this Note (a “Financing Forbearance”); provided, however, that any portion of a payment due under this Note that is not prohibited from being paid pursuant to any subordination or Financing Forbearance shall be paid as reasonably practical based upon the available cash and the working capital needs of the Company.

5.     Miscellaneous.

a.     No act of omission or commission of the Holder, including specifically any failure to exercise any right, remedy or recourse, shall be effective, unless set forth in a written document executed by the Holder and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy or recourse as to any subsequent event.

b.     The validity, construction, enforcement, and interpretation of this Note shall be governed by the laws of the State of Texas and the United States of America, without regard to principles of conflict of laws.

c.     Maker (a) consents to the personal jurisdiction of the state court having jurisdiction in Texas, (b) stipulates that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Note is a court of competent jurisdiction in the State of Texas, and (c) waives any defense, whether asserted by a motion or pleading, that Texas, is an improper or inconvenient venue.

d.     In any mediation, arbitration, or legal proceeding arising out of this Note, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in enforcing, defending, or prosecuting any claim arising out of this Note.

e.     HOLDER AND MAKER HEREBY KNOWLIDGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS, CROSSCLAIMS OR THIRD-PARTY CLAIMS) ARISING OUT OF, UNDER OF IN CONNECTION WITH THIS NOTE.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

CUI GLOBAL, INC.,
a Colorado corporation

By: /s/ William J. Clough
Print Name: William J. Clough
Title: Executive Chairman/ Chief Legal Counsel

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